EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
PUROFLOW INCORPORATED

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Puroflow Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, That the Certificate of Incorporation of Puroflow Incorporated be amended by changing the first three paragraphs of the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

"The total number of shares of stock which this corporation is authorized to have issued at any one time is Twelve Million Five Hundred Thousand (12,500,000) shares, which shall be divided as follows:

(a)  Twelve Million (12,000,000) shares of Common Stock having a nominal or par value of One Cent ($.01) per share.

(b)  Five Hundred Thousand (500,000) shares of Preferred Stock having a nominal or par value of Ten Cents ($.10) per share."

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of Stockholders of said corporation was duly called and held on September 18, 1995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Puroflow Incorporated has caused this Certificate to be signed by Michael H. Figoff, its President, and attested by Sandy Yoshisato, its Secretary, this 3rd day of October, 1995.

Puroflow Incorporated

BY /s/ Michael H. Figoff
                                                                                           Michael H. Figoff, President

ATTEST:

By /s/ Sandy Yoshisato
      Sandy Yoshisato, Secretary